Exhibit 8.1

SUBSIDIARIES OF THE REGISTRANT

Name of Subsidiary	Jurisdiction of incorporation or organization
Indivior Austria GmbH	Austria
Indivior Belgium SPRL	England and Wales
Indivior Canada Ltd	Canada
Indivior Česko S.R.O.	Czech Republic
Indivior Deutschland GmbH	Germany
Indivior España S.L.U	Spain
Indivior EU Limited	England and Wales
Indivior Finance (2014) LLC	Delaware
Indivior Finance (2015) S.àr.l	Luxembourg
Indivior Finance LLC	England and Wales
Indivior Finance S.àr.l	Luxembourg
Indivior France SAS	France
Indivior Global Holdings Limited	England and Wales
Indivior Hrvatska d.o.o.	Croatia
Indivior Inc.	Delaware
Indivior Ireland (Investments) Limited	Ireland
Indivior Israel Ltd	Israel
Indivior Italia S.r.l.	Italy
Indivior Nederland B.V.	Netherlands
Indivior Nordics ApS (Denmark)	Denmark
Indivior Nordics ApS, NUF (Norway)	Norway
Indivior Nordics ApS Suomen sivuliike (Finland)	Finland
Indivior Nordics ApS, Sverige Filial (Sweden)	Sweden
Indivior Portugal Unipessoal LDA.	Portugal
Indivior Pty Ltd	Australia
Indivior Schweiz AG	Switzerland
Indivior Solutions Inc.	Delaware
Indivior UK Limited	England and Wales
Indivior UK Limited Hellas Branch	Greece
Indivior US Holdings Inc.	Delaware
RBP Global Holdings Limited	England and Wales
Reckitt Benckiser Pharmaceuticals Healthcare (South Africa) (Propriety) Limited	South Africa
Indivior (Beijing) Pharmaceutical Information Consulting Co., Ltd. Singapore representative office	China